UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2018

UNUM GROUP
(Exact name of registrant as specified in its charter)

Delaware	001-11294	62-1598430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Fountain Square
Chattanooga, Tennessee 37402
(Address of principal executive offices) (Zip Code)

(423) 294-1011
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 21, 2018, the Board of Directors (the “Board”) of Unum Group (the “Company”) elected Susan D. Devore as a director of the Company, effective February 22, 2018. Ms. Devore also was appointed to serve on the Audit Committee of the Board. The Board has affirmatively determined that Ms. Devore is an independent director. Ms. Devore was elected to fill a newly created position on the Board and will serve a term of office expiring at the Company’s 2018 Annual Meeting of Shareholders. Ms. Devore has served as President and Chief Executive Officer of Premier, Inc. since May 2013, and before that served in the same position at Premier Healthcare Solutions, Inc. from 2009, having joined the Premier organization in 2003 after more than two decades of finance, strategy and health care consulting experience. A copy of the news release issued by the Company on February 26, 2018 announcing Ms. Devore’s election to the Board is attached hereto as Exhibit 99.1.
Ms. Devore will participate in the standard compensation arrangement for non-employee directors, including receiving a pro-rata portion of the director’s annual cash retainer and restricted stock unit award for the current board year, as described on pages 20-21 of the Company’s proxy statement filed with the Securities and Exchange Commission on April 13, 2017.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.	The following exhibit is filed with this report:

99.1	News release of Unum Group dated February 26, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unum Group
(Registrant)

Date: February 26, 2018	By:	/s/ J. Paul Jullienne
		Name:	J. Paul Jullienne
		Title:	Vice President, Managing Counsel, and
Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	News release of Unum Group dated February 26, 2018.